UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2010

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 23, 2010, El Paso Electric Company (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of the Rio Grande Resources Trust II (the “Trust”), entered into a credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and issuing bank, Union Bank, N.A., as syndication agent, and various lending banks party thereto. Under the terms of the Agreement, the Company has available a $200 million revolving credit facility (the “Facility”) for a term of four years. The Company may request that the Facility be increased up to a total of $300 million during the term of the Agreement.

The Agreement provides that amounts borrowed under the Facility by the Company may be used for, among other things, working capital and general corporate purposes. Any amounts borrowed by the Trustee may be used, among other things, to finance the acquisition and processing of nuclear fuel, which is accomplished through the Trust. Amounts borrowed by the Trustee are guaranteed by the Company. The Facility is unsecured. The Agreement requires compliance with certain covenants, including a total debt to capitalization ratio.

The Agreement replaces an existing $200 million revolving credit facility that was due to expire on April 11, 2011, and that was terminated concurrently with entering into the Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The discussion under Item 1.01 above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Dated: September 23, 2010	By:	/s/ DAVID G. CARPENTER
	Name:	David G. Carpenter
	Title:	Senior Vice President &
Chief Financial Officer

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